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                     April 9, 2024

       Devdatt Kurdikar
       Chief Executive Officer
       Embecta Corp.
       300 Kimball Drive, Suite 300
       Parsippany, New Jersey

                                                        Re: Embecta Corp.
                                                            Form 10-K for
Fiscal Year Ended September 30, 2023
                                                            Filed November 29,
2023
                                                            File No. 001-41186

       Dear Devdatt Kurdikar :

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services